Exhibit 99.1

Hot Topic, Inc. Reports 4th Quarter Financial Results

Increases quarterly dividend and issues guidance for 1st quarter 2012

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--March 7, 2012--Hot Topic, Inc. (Nasdaq Global Select Market:HOTT) reported results for its fiscal fourth quarter and fiscal year of 2011 (13 weeks and 52 weeks, respectively, ended January 28, 2012).

The company reported net income in the fourth quarter of $9.0 million, or $0.21 per share, compared to a net loss of $0.6 million, or $0.01 per share, for the comparable period last year. The fourth quarter results for last year include $9.8 million of expenses, for the implementation of the cost reduction plan. On a non-GAAP basis, which excludes the cost reduction plan expenses, the fourth quarter 2010 results were net income of $0.12 per share. (Refer to GAAP to non-GAAP reconciliation.)

For the fiscal year of 2011, the company reported a net loss of $1.8 million, or $0.04 per share, compared to a net loss of $8.2 million, or $0.18 per share, for last year. The results for fiscal 2011 include a charge of $16.6 million for the implementation of the strategic business changes and cost reduction plan. The results for fiscal 2010 include a charge of $12.8 million for the implementation of the cost reduction plan and non-cash impairment of ShockHound assets. On a non-GAAP basis, which excludes the charges for the strategic business changes, cost reduction plan and ShockHound impairment, fiscal year 2011 net income was $0.19 per share compared to a net loss of $0.01 per share for fiscal year 2010. (Refer to GAAP to non-GAAP reconciliation.)

Total sales for the fourth quarter of fiscal 2011 decreased 1.2% to $209.9 million compared to $212.4 million for the fourth quarter last year. Total company comparable store sales increased 1.3% for the fourth quarter of fiscal 2011. A summary of the sales results by division was included in the January sales release.

The company’s Board authorized an increase in the regular quarterly dividend to $0.08 per share from $0.07 per share, a 14% increase. Lisa Harper, Chief Executive Officer, commented, "By increasing our quarterly dividend, our Board of Directors has demonstrated its confidence in our strategic direction and our ability to execute to our plan. The strength of our balance sheet and the substantial free cash flow generated by our business provide us with the financial flexibility to return capital to our shareholders in this manner."

The company issued first quarter guidance (13 weeks ending April 28, 2012) of earnings per share in the range of $0.02 to $0.05, as compared to a loss per share of $0.17 last year, which included $12.4 million of expenses, or $0.17 per share, for the charges related to strategic business changes and cost reduction plan. This guidance is based upon a comp store sales increase in the mid-single-digit percentage range. Starting in the first quarter of fiscal 2012, the company will report internet sales in its comp store sales results.

At the end of the fourth quarter of fiscal 2011, the company operated 628 Hot Topic stores and 148 Torrid stores compared to 657 Hot Topic stores and 153 Torrid stores at the end of the fourth quarter of fiscal 2010. During the fourth quarter of fiscal 2011, the company closed six Hot Topic stores, opened four Torrid stores and closed two Torrid stores.

A conference call to discuss fourth quarter and fiscal year results, business trends, guidance and other matters is scheduled for March 7, 2012 at 4:30 PM (ET). The conference call number is 800-599-9795, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast on the company’s Investor Relations website located at http://investorrelations.hottopic.com. A replay of the conference call will be available at 888-286-8010, pass code 94960510, for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company’s Investor Relations website for approximately two weeks.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for young plus-size women. As of January 28, 2012, the company operated 628 Hot Topic stores in all 50 states, Puerto Rico and Canada, 148 Torrid stores, and Internet stores hottopic.com and torrid.com.

This news release and the aforementioned conference call contain forward-looking statements, which may include statements relating to financial results, guidance, store and online operations (including closures, remodels and relocations), projections, financial performance including cost reductions and changes in business operations, and related matters. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable store sales results, music, license and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 29, 2011, and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

HOT TOPIC, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)

	Fourth Quarter Ended
	Jan. 28, 2012	Jan. 29, 2011

Net sales	$209,889	$212,371
Cost of goods sold, including buying,
distribution and occupancy costs	135,692	144,079
Gross margin	74,197	68,292
Selling, general & administrative expenses	59,382	69,023
Income(loss) from operations	14,815	(731)
Other income and interest, net	88	90
Income (loss) before provision (benefit)
for income taxes	14,903	(641)
Provision (benefit) for income taxes	5,947	(63)
Net income (loss)	$8,956	$(578)

Earnings (loss) per share:
Basic	$0.21	$(0.01)
Diluted	$0.21	$(0.01)

Weighted average shares outstanding
Basic	42,068	44,638
Diluted	42,451	44,638

	Year Ended
	Jan. 28, 2012	Jan. 29, 2011

Net sales	$697,934	$708,244
Cost of goods sold, including buying,
distribution and occupancy costs	465,081	474,917
Gross margin	232,853	233,327
Selling, general & administrative expenses	236,308	247,089
Loss from operations	(3,455)	(13,762)
Other income and interest, net	310	336
Loss before benefit for income taxes	(3,145)	(13,426)
Benefit for income taxes	(1,327)	(5,191)
Net loss	$(1,818)	$(8,235)

Loss per share:
Basic	$(0.04)	$(0.18)
Diluted	$(0.04)	$(0.18)

Weighted average shares outstanding
Basic	43,892	44,554
Diluted	43,892	44,554

HOT TOPIC, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	Jan. 28, 2012	Jan. 29, 2011
Current Assets
Cash, cash equivalents and short-term
investments	$66,118	$76,556
Inventory	70,800	70,267
Prepaid expenses and other	19,574	21,714
Deferred tax assets	5,953	6,050
Total current assets	162,445	174,587
Property and equipment, net	105,790	123,219
Deposits and other	4,902	4,550
Long-term investments	1,722	2,983
Deferred tax assets	3,104	5,268
Total assets	$277,963	$310,607

Current Liabilities
Accounts payable	$23,828	$22,024
Accrued liabilities	44,253	37,963
Income taxes payable	171	668
Total current liabilities	68,252	60,655
Deferred rent and other	20,486	26,255
Deferred compensation liability	4,410	4,289
Income taxes payable	1,812	1,911
Total liabilities	94,960	93,110
Total shareholders’ equity	183,003	217,497
Total liabilities and shareholders’ equity	$277,963	$310,607

HOT TOPIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Year Ended
	Jan. 28, 2012	Jan. 29, 2011
Operating Activities
Net loss	($1,818)	($8,235)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization	35,729	40,926
Change in inventory	(536)	6,203
Other, net	12,521	(3,876)
Net cash flows provided by operating activities	45,896	35,018
Investing activities
Purchases of property and equipment	(23,891)	(31,031)
Net cash from sale of (used to) purchase investments	10,053	(14,525)
Net cash flows used by investing activities	(13,838)	(45,556)

Financing activities
Repurchase of common stock	(25,079)	-
Payment of cash dividends	(12,199)	(57,017)
Excess tax benefit from stock-based compensation	592	246
Proceeds from employee stock purchase and stock
options exercised	3,132	1,349
Payment of capital lease obligation	(191)	(571)
Net cash used by financing activities	(33,745)	(55,993)
Decrease in cash and cash equivalents	(1,687)	(66,531)
Effect of foreign currency exchange rate changes on cash	(14)	83
Cash and cash equivalents at beginning of period	51,316	117,764
Cash and cash equivalents at end of period	$49,615	$51,316

HOT TOPIC, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	January 28, 2012			January 29, 2011
	Reported	Charges	Non-GAAP	Reported	Charges	Non-GAAP
Net sales	$209,889	$-	$209,889	$212,371	$-	$212,371
Cost of goods sold, including
buying, distribution and
occupancy costs	135,692	-	135,692	144,079	5,753	138,326
Gross margin	74,197	-	74,197	68,292	5,753	74,045
Selling, general and
administrative expenses	59,382	-	59,382	69,023	4,003	65,020
Income (loss) from operations	14,815	-	14,815	(731)	9,756	9,025
Interest and other income, net	88	-	88	90	-	90
Income (loss) before provision
(benefit) for income taxes	14,903	-	14,903	(641)	9,756	9,115
Provision (benefit) for income taxes	5,947	-	5,947	(63)	3,727	3,664
Net income (loss)	$8,956	$-	$8,956	$(578)	$6,029	$5,451

Earnings (loss) per share:
Basic	$0.21		$0.21	$(0.01)		$0.12
Diluted	$0.21		$0.21	$(0.01)		$0.12

	Year Ended
	January 28, 2012			January 29, 2011
	Reported	Charges	Non-GAAP	Reported	Charges	Non-GAAP
Net sales	$697,934	$-	$697,934	$708,244	$-	$708,244
Cost of goods sold, including
buying, distribution and
occupancy costs	465,081	5,401	459,680	474,917	5,753	469,164
Gross margin	232,853	5,401	238,254	233,327	5,753	239,080
Selling, general and
administrative expenses	236,308	11,176	225,132	247,089	6,979	240,110
(Loss) income from operations	(3,455)	16,577	13,122	(13,762)	12,732	(1,030)
Interest and other income, net	310	-	310	336	-	336
(Loss) income before benefit for
income taxes	(3,145)	16,577	13,432	(13,426)	12,732	(694)
(Benefit) provision for income taxes	(1,327)	6,283	4,956	(5,191)	4,920	(271)
Net (loss) income	$(1,818)	$10,294	$8,476	$(8,235)	$7,812	$(423)

(Loss) earnings per share:
Basic	$(0.04)		$0.19	$(0.18)		$(0.01)
Diluted	$(0.04)		$0.19	$(0.18)		$(0.01)

NON-GAAP PERFORMANCE MEASURES – Hot Topic, Inc. reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that non-GAAP performance measures, which exclude certain items that the Company does not consider part of its ongoing operating results when assessing the performance of the Company, present the operating results of the Company on a basis consistent with those used in managing the Company's business and provide users of the Company's financial information with a more meaningful report on the condition of the Company's business. Non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Within this release, the Company has excluded the following items for its non-GAAP performance measures:

Fiscal Year (year ended January 28, 2012)

- $16.6 million of charges consist of the following items:

– $17.2 million of charges, comprising of $6.2 million in cost of goods sold and $11.0 million in selling, general and administrative expenses, related to the strategic business changes previously announced on March 28, 2011.

– ($0.6) million net recovery of charges, comprising of $0.8 million recovery in cost of goods sold and $0.2 million charge in selling, general and administrative expenses, related to the implementation of the cost reduction plan previously announced on November 16, 2010.

Fourth quarter of fiscal 2010 and Fiscal Year (quarter and year ended January 29, 2011)

- $12.7 million of charges consisting of the following items:

- $9.8 million of charges (recorded in the fourth quarter of fiscal 2010), comprising of $5.8 million in cost of goods sold and $4.0 million in selling, general and administrative expenses, related to the strategic business changes previously announced on March 28, 2011.

– $3.0 million non-cash asset impairment charge (recorded in the third quarter of fiscal 2010) for the impairment of ShockHound assets in selling, general and administrative expenses.

CONTACT:
Hot Topic, Inc.
Jim McGinty, CFO
626-839-4681 x2675